Exhibit 99.1

Media Contacts:	Karissa Peer	Investor Contacts:	Jennifer Halchak
	(614) 314-8094		(201) 275-2711
	Kate Vossen		Renee McKnight
	(732) 675-8448		(551) 204-6129

Organon Reports Results for the Fourth Quarter and Full Year Ended December 31, 2024

•	Full year 2024 revenue of $6.4 billion, up 2% as-reported and 3% at constant currency

•	Full year 2024 diluted earnings per share of $3.33 and non-GAAP Adjusted diluted earnings per share of $4.11

•	Full year 2024 Adjusted EBITDA of $1.96 billion inclusive of $81 million of IPR&D, representing a 30.6% Adjusted EBITDA margin

•	Full year 2025 financial guidance ranges provided

•	Full year revenue range of $6.125 billion - $6.325 billion, inclusive of an approximate $200 million year-over-year negative impact from foreign exchange

•	Adjusted EBITDA margin range of 31.0% - 32.0%

Jersey City, N.J., February 13, 2025 – Organon (NYSE: OGN) today announced its results for the fourth quarter and full year ended December 31, 2024.

“In 2024 we achieved our third year of constant currency revenue growth and delivered Adjusted EBITDA margin expansion ex-IPR&D," said Kevin Ali, Organon's chief executive officer. "Our 2025 financial guidance reflects the potential for a fourth year of constant currency revenue growth despite the loss of exclusivity (LOE) of our second largest product, Atozet, in certain markets. Further, we will continue to be extremely disciplined on operating costs to support Adjusted EBITDA margins ex-IPR&D of 31.0% or better.”

Fourth Quarter 2024 Revenue

in $ millions	Q4 2024	Q4 2023	VPY	VPY ex-FX
Women’s Health	$466	$465	—%	—%
Biosimilars	163	199	(18)%	(18)%
Established Brands	935	915	2%	2%
Other (1)	28	19	53%	52%
Revenue	$1,592	$1,598	—%	—%

Totals may not foot due to rounding and percentages are computed using unrounded amounts.

(1) Other includes manufacturing sales to third parties.

For the fourth quarter of 2024, total revenue was $1.592 billion, flat on both an as-reported and ex-FX basis.

Women’s Health revenue was flat on both an as-reported and ex-FX basis in the fourth quarter of 2024, compared with the fourth quarter of 2023. Nexplanon® (etonogestrel implant) growth of 12% ex-FX, offset a 37% ex-FX decline in NuvaRing® (etonogestrel / ethinyl estradiol vaginal ring) attributable to ongoing generic competition, as well as an 8% ex-FX decline in the company's fertility portfolio. The fourth quarter decline in the fertility portfolio was primarily due to an unfavorable year-over-year comparison to the fourth quarter of 2023 when the company benefited from a one-time buy-in associated with the exit of a spin-related Interim Operating Model Agreement in the United States.

Biosimilars revenue declined 18% on both an as-reported and ex-FX basis in the fourth quarter of 2024, compared with the fourth quarter of 2023, primarily driven by the timing of tenders in Brazil for Ontruzant® (trastuzumab-dttb) and Brenzys™ (etanercept) as well as a 16% ex-FX decline in Renflexis® (infliximab-abda) attributable to competitive pricing pressure in the U.S. Performance was partially offset by sales of Hadlima® (adalimumab-bwwd) that have continued to ramp up since its July 2023 launch in the U.S.

Established Brands revenue grew 2% both on an as-reported basis and ex-FX in the fourth quarter of 2024, primarily related to the revenue contribution of Emgality®(1) (galcanezumab-gnlm) and Vtama®(2) (tapinarof), which together more than offset the impact of the loss of exclusivity (“LOE”) of Atozet™ (ezetimibe and atorvastatin) in key markets in Europe and Japan.

(1) Emgality is a trademark registered in the United States in the name of Eli Lilly and Company (used under license). Organon acquired certain European licensing and distribution rights to Emgality and Rayvow from Eli Lilly beginning in early 2024.

(2) Vtama was acquired as part of Organon's acquisition of Dermavant Sciences Inc., which closed on October 28, 2024.

Fourth Quarter 2024 Profitability

in $ millions, except per share amounts	Q4 2024	Q4 2023	VPY
Revenues	$1,592	$1,598	—%
Cost of sales	696	683	2%
Gross profit	896	915	(2)%
Non-GAAP Adjusted gross profit (1)	965	964	—%
Net income	109	546	(80)%
Non-GAAP Adjusted net income (1)	235	226	4%
Diluted Earnings per Share (EPS)	0.42	2.13	(80)%
Non-GAAP Adjusted diluted EPS (1)	0.90	0.88	2%
Acquired IPR&D and milestones	—	—	—
Adjusted EBITDA (Non-GAAP) (1,2)	448	449	—%

	Q4 2024	Q4 2023
Gross margin	56.3%	57.3%
Non-GAAP Adjusted gross margin (1)	60.6%	60.3%
Adjusted EBITDA margin (Non-GAAP) (1, 2)	28.1%	28.1%

(1)	See Tables 4 and 5 for reconciliations of GAAP to non-GAAP financial measures.

(2)	There was no IPR&D or milestone expense impacting Adjusted EBITDA in the fourth quarter comparable periods.

Gross margin was 56.3% as-reported and 60.6% on a non-GAAP adjusted basis in the fourth quarter of 2024, compared with 57.3% as-reported and 60.3% on a non-GAAP adjusted basis in the fourth quarter of 2023. Lower reported gross margin in the fourth quarter of 2024 was due to higher year- over-year amortization related to acquisitions completed in 2024 and acquisition-related expense. The modest year-over-year improvement in non-GAAP Adjusted gross margin was primarily due to favorable product mix partially offset by unfavorable price.

Net income for the fourth quarter of 2024 was $109 million, or $0.42 per diluted share, compared with $546 million, or $2.13 per diluted share, in the fourth quarter of 2023. In the fourth quarter of 2023, a Swiss tax arrangement was terminated, resulting in a net benefit of $476 million to GAAP net income in that period, or a benefit of $1.86 per share. For the fourth quarter of 2024, non-GAAP Adjusted net income was $235 million, or $0.90 per diluted share, compared with $226 million, or $0.88 per diluted share, in 2023.

Non-GAAP Adjusted EBITDA margin was 28.1% in the fourth quarter of 2024 consistent with the fourth quarter of 2023 primarily due to flat year-over-year revenue, Adjusted gross profit and non-GAAP operating expenses. There was no IPR&D or milestone expense impacting Adjusted EBITDA results in the fourth quarter comparable periods.

Full Year 2024 Revenue

in $ millions	FY 2024	FY 2023	VPY	VPY ex-FX
Women’s Health	$1,777	$1,702	4%	5%
Biosimilars	662	593	12%	12%
Established Brands	3,849	3,847	—%	2%
Other (1)	115	121	(6)%	(6)%
Revenue	$6,403	$6,263	2%	3%

(1)  Other includes manufacturing sales to third parties.

Full year 2024 revenue was $6.4 billion, an increase of 2% as-reported and 3% ex-FX, compared with the full year 2023.

Women’s Health revenue increased 4% as-reported and 5% ex-FX for full year 2024 compared with 2023. Nexplanon grew 17% ex-FX to record revenue of $963 million. Jada® System grew 40% ex-FX to achieve $61 million in revenue. Together these factors more than offset a 33% ex-FX decline in NuvaRing, which continues to be impacted by generic competition as well as a 2% ex-FX decline in the company’s Fertility business.

Biosimilars revenue increased 12% on both an as-reported and ex-FX basis for full year 2024, compared with the prior year, primarily driven by growth in Hadlima, following its U.S. launch in July 2023. Renflexis and Ontruzant declined 1% ex-FX and 9% ex-FX, respectively, as both products are in the mature phase of their product life cycles and face significant competitive pricing pressure.

Revenue for Established Brands was flat on an as-reported basis and increased 2% ex-FX for full year 2024. Contributions from Emgality and Vtama, along with recovery in certain injectable steroid products following a market action in 2023 more than offset the impact from the Atozet LOE in Europe and Japan and unfavorable pricing in Japan.

Full Year 2024 Profitability

in $ millions, except per share amounts	2024	2023	VPY
Revenues	$6,403	$6,263	2%
Cost of sales	2,688	2,515	7%
Gross profit	3,715	3,748	(1)%
Non-GAAP Adjusted gross profit (1)	3,944	3,930	—%
Net income	864	1,023	(16)%
Non-GAAP Adjusted net income (1)	1,065	1,061	—%
Diluted Earnings per Share (EPS)	3.33	3.99	(17)%
Non-GAAP Adjusted diluted EPS (1)	4.11	4.14	(1)%
Acquired in-process research & development (IPR&D) and milestones	81	8	NM
Adjusted EBITDA (1, 2)	1,958	1,944	1%

	2024	2023
Gross margin	58.0%	59.8%
Non-GAAP Adjusted gross margin (1)	61.6%	62.7%
Adjusted EBITDA margin (1, 2)	30.6%	31.0%

(1)	See Tables 4 and 5 for reconciliations of GAAP to non-GAAP financial measures.

(2)	Adjusted EBITDA and Adjusted EBITDA margin include $81 million in 2024 and $8 million in 2023 related to acquired IPR&D and milestones.

Gross margin was 58.0% as-reported and 61.6% on an adjusted basis for full year 2024, compared with 59.8% as-reported and 62.7% on an adjusted basis for full year 2023. The year-over-year decline in reported gross margin was driven by higher year-over-year amortization related to 2024 acquisitions as well as acquisition-related expense. The year-over-year decrease in Adjusted gross margin reflects unfavorable price as well as higher inflation impacts to material and distribution costs.

Adjusted EBITDA margin was 30.6% for full year 2024, compared with 31.0% for full year 2023. The year-over-year decrease was primarily a result of higher IPR&D expense in full year 2024, followed by lower Adjusted gross margin. Non-GAAP operating expenses were contained to 1% growth in the full year 2024, inclusive of $81 million of IPR&D and milestone expense in 2024, compared with $8 million in 2023.

Net income for full year 2024 was $864 million, or $3.33 per diluted share, compared with $1,023 million, or $3.99 per diluted share in 2023. Full year 2023 reported Net income benefited from the fourth quarter termination of the aforementioned Swiss tax arrangement, which represented a benefit of $1.86 per share for the full year. Non-GAAP Adjusted net income was $1,065 million for full year 2024, consistent with $1,061 million in full year 2023.

Capital Allocation

Today, Organon’s Board of Directors declared a quarterly dividend of $0.28 for each issued and outstanding share of the company's common stock. The dividend is payable on March 13, 2025, to stockholders of record at the close of business on February 24, 2025.

As of December 31, 2024, cash and cash equivalents were $675 million, and debt was $8.9 billion.

Full Year Guidance

Organon does not provide GAAP financial measures on a forward-looking basis because the company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to Organon’s results computed in accordance with GAAP.

Full year 2024 actual results and 2025 financial guidance are presented below on a non-GAAP basis, except revenue.

	Full Year 2024 Actuals	Full Year 2025 Guidance
Revenue	$6.403B	$6.125B-$6.325B
FX translation headwind	~$80M	~$200M
Adjusted gross margin	61.6%	60.0%-61.0%
SG&A	$1.57B/25%	Mid-20% range
R&D	$440M/6.9%	Upper single-digit
IPR&D*	$81M	-
Adjusted EBITDA margin (Non-GAAP)	30.6%	31.0%-32.0%
Interest	$520M	~$510M
Depreciation	$126M	~$135M
Effective non-GAAP tax rate	18.8%	22.5%-24.5%
Fully diluted weighted average shares outstanding	259M	~263M

*The company does not provide guidance for forward-looking IPR&D and milestone expense.

Webcast Information

Organon will host a conference call at 8:30 a.m. Eastern Time today to discuss its fourth quarter and full year 2024 financial results. To listen to the event and view the presentation slides via webcast, join from the Organon Investor Relations website at https://www.organon.com/investor-relations/events-and-presentations/. A replay of the webcast will be available approximately two hours after the conclusion of the live event on the company’s website. Institutional investors and analysts interested in participating in the call must register in advance by clicking on this link: https://registrations.events/direct/Q4I5851155

Following registration, participants will receive a confirmation email containing details on how to join the conference call, including dial-in information and a unique passcode and registrant ID. Pre-registration will allow participants to bypass an operator and be placed directly into the call.

About Organon

Organon is an independent global healthcare company with a primary mission to help improve the health of women throughout their lives. Organon’s diverse portfolio offers over 70 medicines and products in women’s health, biosimilars, and a large franchise of established medicines across a range of therapeutic areas. In addition to Organon’s current products, the company invests in innovative solutions and research to drive future growth opportunities in women’s health and biosimilars. In addition, Organon is pursuing opportunities to collaborate with biopharmaceutical partners and innovators looking to commercialize their products by leveraging its scale and agile presence in fast growing international markets.

Organon has geographic scope with significant reach, world-class commercial capabilities, and over 10,000 employees with headquarters located in Jersey City, New Jersey.

For more information, visit http://www.organon.com and connect with us on LinkedIn, Instagram, X (formerly known as Twitter) and Facebook.

Cautionary Note Regarding Non-GAAP Financial Measures

This press release contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are correspondingly not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the company makes use of the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross margin, Adjusted gross profit, Adjusted net income, and Adjusted diluted EPS, which are not recognized terms under GAAP and are presented only as a supplement to the company’s GAAP financial statements. This press release also provides certain measures that exclude the impact of foreign exchange. We calculate foreign exchange by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. The company believes that these non-GAAP financial measures help to enhance an understanding of the company’s financial performance. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Please refer to Table 4 and Table 5 of this press release for additional information, including relevant definitions and reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures.

In addition, the company’s full-year 2025 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition-related expenses, restructuring and related expenses, stock-based compensation, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts and other items not reflective of the company's ongoing operations.

The company’s management uses the non-GAAP financial measures described above to evaluate the company’s performance and to guide operational and financial decision making. Further, the company’s management believes that these non-GAAP financial measures, which exclude certain items, help to enhance its ability to meaningfully communicate its underlying business performance, financial condition and results of operations.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about management’s expectations about Organon’s future financial performance and prospects, including expectations regarding clinical studies and regulatory approvals (including the timing and outcome thereof), full-year 2025 guidance estimates and predictions regarding other financial information and metrics, the expected impact of our ongoing restructuring initiatives, expectations regarding our collaborations with third parties, and franchise and product performance and strategy expectations for future periods. Forward-looking statements may be identified by words such as “prospects,” “opportunity,” “objective,” “guidance,” potential,” “should,” “continue,” “will,” “continue,” “pursuing,” “expects,” “intends,” “plans,” “believes,” “future,” “estimates,” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate, or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, the uncertainty of the clinical trial and regulatory approvals during the expected timeframe, if at all; an inability to adapt to the industry-wide trend toward highly discounted channels; difficulties implementing or executing on Organon’s acquisition strategy, difficulties integrating such acquisitions (including its recent acquisition of Dermavant Sciences Ltd.) or any other failure to recognize the benefits of such acquisitions; changes in tax laws or other tax guidance which could adversely affect our cash tax liability, effective tax rates, and results of operations and lead to greater audit scrutiny; expanded brand and class competition in the markets in which the company operates; global tensions, which may result in disruptions in the broader global economic environment; governmental initiatives that adversely impact our marketing activities, particularly in China; volatility in our stock price; political and social pressures, or regulatory developments, that adversely impact demand for, availability of, or patient access to contraception or fertility products; recent United States Supreme Court decisions and other developments impacting regulatory agencies and their rule making, including related financial market reactions, tax planning and international trade practices; difficulties with performance of third parties we rely on for our business growth; the failure of any supplier to provide substances, materials, or services as agreed; the increased cost of supply, manufacturing, packaging, and operations; difficulties developing and sustaining relationships with commercial counterparties; competition from generic products as our products lose patent protection; any failure by us to obtain an additional period of market exclusivity in the United States for Nexplanon subsequent to the expiration of the rod patents in 2027; as well as the continued impact of our loss of data exclusivity for Atozet; disruptions at the U.S. Food and Drug Administration, the U.S. Securities and Exchange Commission (the “SEC”) and other U.S. and comparable foreign government agencies; pricing pressures globally, including rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and health care reform, pharmaceutical reimbursement and pricing in general; an inability to fully execute on our product development and commercialization plans in the United States, Europe, and elsewhere internationally; the failure by us or our third party collaborators and/or their suppliers to fulfill our or their regulatory or quality obligations; the impact of higher selling and promotional costs; and the impact of cyberattacks or other events that may affect Organon’s information technology systems or those of third parties.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the SEC, including the company’s most recent Annual Report on Form 10-K and subsequent SEC filings, available at the SEC’s Internet site (www.sec.gov).

TABLE 1

Organon & Co.

Condensed Consolidated Statement of Income

(Unaudited, $ in millions except shares in thousands and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	$1,592	$1,598	$6,403	$6,263
Cost of sales	696	683	2,688	2,515
Gross Profit	896	915	3,715	3,748

Selling, general and administrative	470	469	1,760	1,893
Research and development	130	134	469	528
Acquired in-process research and development and milestones	—	—	81	8
Restructuring costs	8	58	31	62
Interest expense	132	129	520	527
Exchange losses	15	17	26	42
Other expense, net	12	4	21	15
Income before income taxes	129	104	807	673
Income tax expense (benefit)	20	(442)	(57)	(350)
Net income	$109	$546	$864	$1,023

Earnings per share:
Basic	$0.42	$2.14	$3.36	$4.01
Diluted	$0.42	$2.13	$3.33	$3.99

Weighted average shares outstanding:
Basic	257,690	255,617	257,046	255,239
Diluted	259,878	256,590	259,152	256,270

TABLE 2

Organon & Co.

Sales by top products

(Unaudited, $ in millions)

	Three Months Ended December 31,						Year Ended December 31,
	2024			2023			2024			2023
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Women’s Health
Nexplanon/Implanon NXT	$175	$83	$258	$154	$76	$231	$672	$291	$963	$572	$257	$830
Follistim AQ	26	39	65	51	31	83	84	152	237	125	136	262
NuvaRing (1)	6	18	24	20	19	39	39	75	115	90	86	176
Ganirelix Acetate Injection	4	24	28	4	18	22	20	89	109	19	91	110
Marvelon/Mercilon	—	31	31	—	37	37	—	134	134	—	134	134
Jada	18	—	18	13	—	13	60	1	61	43	—	43
Other Women’s Health (1) (2)	15	27	42	16	26	40	56	104	158	48	101	147
Biosimilars
Renflexis	52	13	65	63	14	77	219	55	274	234	43	278
Ontruzant	6	28	34	10	52	62	29	112	141	46	109	155
Brenzys	—	15	15	—	28	28	—	77	77	—	73	73
Aybintio	—	6	6	—	9	9	—	28	28	—	43	43
Hadlima	33	11	44	15	8	23	104	38	142	17	26	44
Established Brands
Cardiovascular
Zetia (1)	2	75	77	3	65	67	7	310	317	8	314	322
Vytorin	2	24	26	1	28	29	6	102	108	6	124	129
Atozet	—	76	76	—	122	122	—	473	473	—	519	519
Rosuzet	—	13	13	—	18	18	—	49	49	—	70	70
Cozaar/Hyzaar	2	55	57	2	55	57	9	234	243	10	272	281
Other Cardiovascular (1) (2)	—	34	34	—	28	29	2	130	133	2	136	139
Respiratory
Singulair	2	82	84	2	111	114	9	350	359	11	393	404
Nasonex (1)	—	76	76	—	69	69	—	276	276	—	266	266
Dulera	42	11	52	40	10	50	162	42	203	156	38	194
Clarinex	—	27	28	1	29	30	3	125	127	5	132	136
Other Respiratory (1) (2)	13	4	17	8	4	11	38	13	53	49	14	64
Non-Opioid Pain, Bone and Dermatology
Arcoxia	—	58	58	—	51	51	—	270	270	—	257	257
Fosamax	—	38	38	—	35	36	3	147	151	3	156	159
Diprospan	—	36	36	—	33	33	—	139	139	—	91	91
Vtama	10	1	12	—	—	—	10	1	12	—	—	—
Other Non-Opioid Pain, Bone and Dermatology (2)	3	69	71	4	64	67	19	279	295	14	261	275
Other
Emgality/Rayvow	—	38	38	—	—	—	—	107	107	—	—	—
Proscar	—	22	22	—	20	20	1	94	95	1	96	97
Propecia	1	31	32	2	31	33	6	105	111	7	118	125
Other (2)	3	83	87	1	78	79	14	314	328	13	308	319
Other (3)	1	28	28	1	18	19	—	115	115	(1)	121	121
Revenues	$416	$1,176	$1,592	$411	$1,187	$1,598	$1,572	$4,831	$6,403	$1,478	$4,785	$6,263

Totals may not foot due to rounding. Trademarks appearing above in italics are trademarks of, or are used under license by, the Organon group of companies.

(1)	Sales of the authorized generic versions of NuvaRing, Zetia and Nasonex were previously included in other and have been reclassified to their respective brand name product.

(2)	Includes sales of products not listed separately.

(3)	Other includes manufacturing sales to third parties.

TABLE 3

Organon & Co.

Sales by geographic area

(Unaudited, $ in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Europe and Canada	$420	$414	$1,763	$1,673
United States	416	411	1,572	1,478
Asia Pacific and Japan	244	261	1,050	1,129
China	213	203	847	864
Latin America, Middle East, Russia, and Africa	266	279	1,034	965
Other (1)	33	30	137	154
Revenues	$1,592	$1,598	$6,403	$6,263

(1) Other includes manufacturing sales to third parties.

TABLE 4

Organon & Co.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Metrics

(Unaudited, $ in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP Gross Profit	$896	$915	$3,715	$3,748
Adjusted for:
Spin-related costs (1)	—	17	6	47
Manufacturing network costs (2)	15	—	54	—
Stock-based compensation	4	4	17	17
Amortization	43	28	145	116
Acquisition-related costs (3)	7	—	7	—
Other	—	—	—	2
Adjusted Non-GAAP Gross Profit	$965	$964	$3,944	$3,930

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.

(2) Manufacturing network related costs include costs from exiting manufacturing and supply agreements with Merck & Co., Inc., Rahway NJ, US. For additional details refer to Table 5.

(3) Acquisition-related costs relate to costs from the acquisition of Dermavant. For additional details refer to Table 5.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP Gross Margin	56.3%	57.3%	58.0%	59.8%
Total impact of Non-GAAP adjustments	4.3%	3.0%	3.6%	2.9%
Adjusted Non-GAAP Gross Margin	60.6%	60.3%	61.6%	62.7%

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP Selling, general and administrative expenses	$470	$469	$1,760	$1,893
Adjusted for:
Spin-related costs (1)	(9)	(47)	(88)	(178)
Stock-based compensation	(17)	(18)	(70)	(68)
Acquisition-related costs (2)	(24)	—	(28)	—
Other	(3)	(3)	(3)	(91)
Adjusted Non-GAAP Selling, general and administrative expenses	$417	$401	$1,571	$1,556

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.

(2) Acquisition-related costs relate to costs from the acquisition of Dermavant. For additional details refer to Table 5.

TABLE 4

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP Research and development expenses	$130	$134	$469	$528
Adjusted for:
Spin-related costs (1)	(6)	(2)	(11)	(12)
Stock-based compensation	(5)	(5)	(18)	(16)
Adjusted Non-GAAP Research and development expenses	$119	$127	$440	$500

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US. For additional details refer to Table 5.

TABLE 4

Organon & Co.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Metrics (Continued)

(Unaudited, $ in millions except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP Reported Net Income	$109	$546	$864	$1,023
Adjusted for:
Cost of sales adjustments	69	49	229	182
Selling, general and administrative adjustments	53	68	189	337
Research and development adjustments	11	7	29	28
Restructuring	8	58	31	62
Change in fair value of contingent consideration	11	—	11	—
Other expense, net	2	4	16	17
Tax impact on adjustments above(1)	(28)	(506)	(304)	(588)
Non-GAAP Adjusted Net Income	$235	$226	$1,065	$1,061

(1) For the three months ended December 31, 2024 and 2023, the GAAP income tax rates were 15.3% and (425.9)%, respectively, and the non-GAAP income tax rates were 17.1% and 21.8%, respectively. For the year ended December 31, 2024 and 2023, the GAAP income tax rates were (7.1)% and (52.2)%, respectively, and the non-GAAP income tax rates were 18.8% and 18.3%, respectively. These adjustments represent the estimated tax impacts on the reconciling items by applying the statutory rate and applicable law of the originating territory of the non-GAAP adjustments.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP Diluted Earnings per Share	$0.42	$2.13	$3.33	$3.99
Total impact of Non-GAAP adjustments	0.48	(1.25)	0.78	0.15
Non-GAAP Diluted Earnings per Share	$0.90	$0.88	$4.11	$4.14

TABLE 5

Organon & Co.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

(Unaudited, $ in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$109	$546	$864	$1,023
Depreciation (1)	33	30	126	118
Amortization	43	28	145	116
Interest expense	132	129	520	527
Income tax expense (benefit)	20	(442)	(57)	(350)
EBITDA (Non-GAAP)	$337	$291	$1,598	$1,434
Restructuring costs	8	58	31	62
Spin-related costs (2)	17	70	121	254
Manufacturing network related (3)	15	—	54	—
Acquisition-related costs (4)	31	—	35	—
Change in fair value of contingent consideration	11	—	11	—
Other costs (5)	3	3	3	93
Stock-based compensation	26	27	105	101
Adjusted EBITDA (Non-GAAP)	$448	$449	$1,958	$1,944
Adjusted EBITDA margin (Non-GAAP)	28.1%	28.1%	30.6%	31.0%

(1) Excludes accelerated depreciation included in one-time costs.

(2) Spin-related costs reflect certain costs incurred in connection with activities taken to separate Organon from Merck & Co., Inc., Rahway, NJ, US. These costs include, but are not limited to, $6 million and $34 million for the three months ended December 31, 2024 and 2023, respectively, and $53 million and $134 million for the year ended December 31, 2024 and 2023, respectively, for information technology infrastructure, primarily related to the implementation of a stand-alone enterprise resource planning system and redundant software licensing costs, as well as $8 million for the three months ended December 31, 2023, and $20 million and $28 million for the year ended December 31, 2024 and 2023, respectively, associated with temporary transition service agreements with Merck & Co., Inc., Rahway, NJ, US.

(3) Manufacturing network related costs, including exiting of temporary manufacturing and supply agreements with Merck & Co., Inc., Rahway, NJ, US, reflect accelerated depreciation, exit premiums, technology transfer costs, stability and qualification batch costs, and third-party contractor costs.

(4) Acquisition-related costs for the three months ended December 31, 2024 reflect $8 million of transaction related costs, $10 million of Dermavant transaction bonuses and separation charges and $7 million of amortization pertaining to the fair value inventory purchase accounting adjustment. Acquisition related costs for the year ended December 31, 2024 reflect $12 million of transaction related costs, $10 million of Dermavant transaction bonuses and separation charges and $7 million of amortization pertaining to the fair value inventory purchase accounting adjustment.

(5) Other costs for the year ended December 31, 2023, include $80 million related to the Microspherix legal matter.

As the costs described in (1) through (5) above are directly related to the separation of Organon and acquisition related activities and therefore arise from a one-time event outside of the ordinary course of the company’s operations, the adjustment of these items provides meaningful, supplemental, information that the company believes will enhance an investor's understanding of the company's ongoing operating performance.